UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 8, 2010

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2010, MIPS Technologies, Inc. (the “Company”) entered into a Letter Agreement (“Letter Agreement”) with Sandy Creighton, the Company’s former Vice President of Corporate Administration, regarding the terms and conditions of Ms. Creighton’s departure from the Company.  Under the terms of the Letter Agreement, Ms. Creighton’s last day of employment with the Company will be August 12, 2010 (“Separation Date”).

In connection with the Letter Agreement, the Company and Ms. Creighton agreed to enter into a transition agreement (“Transition Agreement”) that includes a release of claims against the Company.  Under the terms of the Transition Agreement, Ms. Creighton will be entitled to receive a lump sum severance payment of $286,000, plus a lump sum payment sufficient to cover 12 months of COBRA premiums to continue coverage under existing health plan benefits.  In addition, Ms. Creighton will be paid her bonus for fiscal year 2010 under the Company’s Performance-Based Bonus Plan for Executives.

In connection with the Letter Agreement, the Company and Ms. Creighton also agreed to enter into a consulting agreement (“Consulting Agreement”).  Pursuant to the Consulting Agreement, Ms. Creighton will provide consulting services to the Company for a minimum period of 12 months, and on a month-to-month basis thereafter.  Ms. Creighton will be paid $5,000 per month for her consulting services.  In addition, the stock options previously granted to Ms. Creighton will continue to vest (in accordance with their terms) as long as Ms. Creighton continues to provide service to the Company under the Consulting Agreement.

Additional information regarding Ms. Creighton’s departure may be found in the Company’s Current Report on Form 8-K filed on June 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: July 14, 2010	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary